ARTICLES OF AMENDMENT
OF THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE STEAK N SHAKE COMPANY

The undersigned officer of The Steak n Shake Company (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law, as amended, (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

SECTION 1:    The date of incorporation of the Corporation is December 15, 1976.

SECTION 2:    The name of the Corporation following this amendment to the Articles of Incorporation is “BIGLARI HOLDINGS INC.”

ARTICLE I
Amendments

SECTION 1:    The exact text of Article I of the Articles of Incorporation is now as follows:

NAME

The name of the Corporation is BIGLARI HOLDINGS INC.

SECTION 2:    The exact text of Article II of the Articles of Incorporation is now as follows:

PURPOSES

The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law (the “Act”).

SECTION 3:    The exact text of Article IV of the Articles of Incorporation is now as follows:

REGISTERED AGENT

The name of the Resident Agent of the Corporation is Corporation Service Company.  The street address of the Corporation’s registered office is 251 E. Ohio Street, Suite 500, Indianapolis, Indiana 46204.

ARTICLE III
Manner of Adoption and Vote

These amendments set forth in these Articles of Amendment to the Amended and Restated Articles of Incorporation were approved by unanimous vote of the Board of Directors of the Corporation at a meeting on January 25, 2010, and adopted by the shareholders of the Corporation at a meeting of the Shareholders on April 8, 2010 (see attached for shareholder vote).

The manner of adoption of these Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Restated Articles Incorporation, as amended, and the Code of By-Laws of the Corporation.

I hereby verify subject to the penalties of perjury that the statements included herein are true.

The Steak n Shake Company

Date:	April 8, 2010	By:	/s/ Duane Geiger
		Its:	Interim Chief Financial Officer

Shareholder Vote

Articles of Amendment
of the Amended and Restated
Articles of Incorporation
of
The Steak N Shake Company

Results of the vote on April 8, 2010:

Shares entitled to vote:	1,436,145

Number of shares represented at the meeting:	1,268,691

Shares voted in favor:	1,194,744

Shares voted against:	68,066